Exhibit 3.206

CERTIFICATE OF FORMATION

OF

ESTERLINE TECHNOLOGIES SGIP LLC

ARTICLE 1. NAME

The name of the limited liability company is Esterline Technologies SGIP LLC.

ARTICLE 2. REGISTERED OFFICE AND

REGISTERED AGENT

The address of the registered office of this limited liability company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of October, 2011.

/s/ Stephanie A. Hirano
Stephanie A. Hirano
Authorized Person